LIST OF SUBSIDIARIES


Allenbeth Associates Limited Partnership
Branchwood Apartments Limited Partnership
Branchwood, Inc.
Bryans QRS, Inc.
Capitol Place I Investment Limited Partnership
City Line Shopping Center Associates
Cloppers Mill Village Center L.L.C.
Enterprise Associates
First Capital Realty, Inc.
First Washington Management, Inc.
First Washington Realty Limited Partnership
FWR Trust
FW-Bryans Road Limited Partnership
FW-Newark L.L.C.
Greenspring Associates Limited Partnership
JFD, Inc.
JFD Limited Partnership
L&M Development Company Limited Partnership
Northway Limited Partnership
Parkville Shopping Center L.L.C.
Southside Marketplace Limited Partnership
Southside Nominee, Inc.
SP Associates Limited Partnership
Valley Centre, Inc.
Woodholme Properties Limited Partnership